EDEN CAPITAL MANAGEMENT PARTNERS, L.P.

                                 CODE OF ETHICS

         Eden places the highest significance on the ethical conduct and integrity of its partners, officers and employees. Eden expects all of its partners, officers and employees to act, both with respect to personal investment accounts and on behalf of the company, in accordance with all applicable laws as well as all of Eden's policies. To that end, Eden has adopted this policy in order to accomplish two goals: FIRST, to minimize conflicts and potential conflicts of interest between Eden, its partners, officers and employees, and SECOND, to provide policies and procedures consistent with applicable law, including Rule 204-2 promulgated by the Securities and Exchange Commission (the "SEC") under the Investment Advisers Act of 1940 (the "Advisers Act"), Section 204A of the Advisers Act, Rule 204A-1 promulgated under the Advisers Act and Rule 17j-1 promulgated by the SEC under the Investment Company Act of 1940 ("1940 Act"), to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by client accounts. ALL PARTNERS, OFFICERS, EMPLOYEES, CONSULTANTS AND INTERNS ARE "COVERED PERSONS" UNDER THIS POLICY. Contract labor, part-time and short-term personnel are evaluated on a case by case basis to determine if their duties or physical location entail the ability to access information regarding client trades, portfolio holdings, or private client information. If such access is available, the individual in question will be deemed a Covered Person. If not, Eden will require the individual to sign a confidentiality agreement, but will not deem the individual a Covered Person.

1. STATEMENT OF PRINCIPLES.

         All Covered Persons owe a fiduciary duty to Eden's clients when conducting their personal investment transactions. Covered Persons must place the interest of clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the clients. All personal securities transactions are to be conducted in a manner consistent with this Code of Ethics and in such a manner as to minimize any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. All personal securities transactions must also be conducted in compliance with all applicable federal securities laws. The fundamental standard to be followed in personal securities transactions is that Covered Persons may not take inappropriate advantage of their positions.

         COVERED PERSONS MUST NEVER TRADE IN A SECURITY WHILE IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION ABOUT THE ISSUER OR THE MARKET FOR THOSE SECURITIES, EVEN IF THE COVERED PERSON HAS SATISFIED ALL OTHER REQUIREMENTS OF THIS POLICY.

         The Adviser has created the position of Chief Compliance Officer and the holder of such position shall be responsible for the implementation of this Code of Ethics and all record-keeping functions mandated hereunder, including the review of all initial and annual holding reports as well as the quarterly transactions reports described below. ALL COVERED PERSONS MUST PROMPTLY REPORT ANY VIOLATION OF THE CODE OF ETHICS TO THE CHIEF COMPLIANCE OFFICER. Adam J. Newar is the current Chief Compliance Officer of Eden.




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2. PERSONAL SECURITIES ACCOUNTS.

         A) COVERED ACCOUNTS. THIS POLICY APPLIES TO ALL "PERSONAL SECURITIES ACCOUNTS." THESE INCLUDE:

                  Accounts in the Covered Person's name or accounts in which the Covered Person has direct or indirect Beneficial Ownership (a definition of Beneficial Ownership is included in Exhibit A);

                  Accounts in the name of the Covered Person's spouse;

                  (1) Unless otherwise indicated, all provisions of this Code apply to Related Persons (defined as employee's spouse and any other person with which the employee resides or to whom the employee provides financial support).

                  Accounts in the name of children under the age of 18, whether or not living with the Covered Person, and accounts in the name of relatives or other individuals living with the covered person or for whose support the Covered Person is wholly or partially responsible (together with the Covered Person's spouse and minor children, "Related Persons");(1)

                  Accounts in which the Covered Person or any Related Person directly or indirectly controls, participates in, or has the right to control or participate in, investment decisions.

         B) EXCEPTIONS TO COVERED ACCOUNTS. FOR PURPOSES OF THIS POLICY, PERSONAL SECURITIES ACCOUNTS SHALL NOT INCLUDE:

                  Estate or trust accounts in which a Covered Person or Related Person has a beneficial interest, but no power to affect investment decisions. There must be no communication between the account(s) and the person with regard to investment decisions prior to execution;

                  Fully discretionary accounts managed by either an internal or external registered investment adviser are permitted if, (i) for Covered Persons and Related Persons, the Covered Person receives permission from the Chief Compliance Officer, and (ii) for all persons covered by this Code, there is no communication between the adviser to the account and such person with regard to investment decisions prior to execution. Covered Persons with managed accounts must designate that copies of trade confirmations and monthly statements be sent to the Chief Compliance Officer;

                  Covered Persons may participate in direct investment programs which allow the purchase of securities directly from the issuer without the intermediation of a broker/dealer provided that the timing and size of the purchases are established by a pre-arranged, regularized schedule (e.g., dividend reinvestment plans). Covered Persons must pre-clear the transaction at

------------------------------

         (1) Unless otherwise indicated, all provisions of this Code apply to Related Persons.


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the time that the dividend reinvestment plan is being set up. Covered Persons also must provide documentation of these arrangements and direct periodic (monthly or quarterly) statements to the Chief Compliance Officer; or

                  Other accounts over which the Covered Person or Director has no direct or indirect influence or control.

3. OPENING AND MAINTAINING EMPLOYEE ACCOUNTS.

         Eden requires that each Covered Person have his/her brokerage account custodian send duplicate statements directly to the Compliance Department at Eden. Further, each Covered Person is required to custody his/her personal accounts with custodians that have policies in place prohibiting "market timing" in mutual funds. Such account statements should be provided to the Chief Compliance Officer at least as frequently as the quarterly report (as described below) for the quarter within which such transaction occurred.

4. SECURITIES COVERED.

         SECURITIES covered by this policy are stocks, bonds, shares of closed-end mutual funds, debentures, and other evidences of indebtedness, including senior debt, subordinated debt, investment contracts, commodity contracts, futures and all derivative instruments such as options (value of options are understood to be the value of the underlying security), and warrants, or, in general, any interest or instrument commonly known as a security. "SECURITY" also includes securities that are "related" to a security being purchased or sold by the Fund or another Eden client. A "RELATED SECURITY" is one whose value is derived from the value of another security (e.g., a warrant, option, or an indexed instrument).

         For purposes of this policy, the definition of SECURITY DOES NOT INCLUDE U.S. Treasury obligations, mortgage pass-throughs (e.g., Ginnie Maes) that are direct obligations of the U.S. government; bankers' acceptances; bank certificates of deposit; commercial paper; and high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody's), including repurchase agreements; shares of money market funds; shares of other types of open-end mutual funds, Exchange Traded Funds (ETFS) includes funds such as iShares, and units of a unit investment trust if such unit investment trust is invested exclusively in unaffiliated mutual funds.

5. RESTRICTIONS.

         The following restrictions apply to trading for Personal Securities Accounts of Covered Persons and Related Persons:

                  a) A Covered Person may not place any personal security transaction without written approval from the Chief Compliance Officer ("Pre-clearance") except as allowed for under "Exceptions to Covered Accounts" below. Mr. Newar's trades are to be pre-cleared by Mr. Antonoff, or in his absence, Mr. Anderson.




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                  b) No security may be purchased or sold in any Personal
Securities Account three (3) trading days before or after a client trades in the same security ("Blackout Period"), unless (i) the security is one that is not publicly traded and (ii) the Chief Compliance Officer makes a judgment, in his reasonable discretion, that the purchase or sale of security is not likely to affect either the price paid for such security by the client or the value of the client's holdings in such security. In connection with any decision to approve a purchase or sale under this Section, the Chief Compliance Officer will prepare a report of the decision that explains the reasoning for the decision and an analysis of any potential conflict of interest.

                  c) No Covered Person may place any order in Personal Securities Accounts for any security (or derivative of such security) which is listed on Eden's current Off Limits List or is in Eden's portfolio. This list is updated and circulated by the Research Department on a weekly basis and the portfolio holdings are distributed on a daily basis..

                  d) All Covered Persons and Related Persons are prohibited from engaging in any securities transaction for their own benefit or the benefit of others, including any clients, while in possession of material, non-public information concerning such securities. Information in your possession that you identify as material and non-public may not be communicated to anyone except the Chief Compliance Officer. In addition, care should be taken so that such information is secure. For example, files containing material, non-public information should be sealed and access to computer files containing material non-public information should be restricted. Penalties for trading on or merely communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to both civil and criminal penalties even if he or she does not personally benefit from the violation.

                  e) Securities offered pursuant to an initial public offering or private placement may not be purchased for Personal Securities Accounts without the prior written approval of the Chief Compliance Officer and another executive officer.. In connection with any decision to approve such an investment, the Chief Compliance Officer will prepare a report of the decision that explains the reasoning for the decision and an analysis of any potential conflict of interest.

6. PROHIBITED RECOMMENDATIONS.

                  No Covered Person shall recommend or execute any securities transaction for a client, without having disclosed, in writing, to the chief investment officer, or designee, any direct or indirect interest in such securities or issuers. Prior written approval of such recommendation or execution also must be received from both the chief investment officer, or designee, and the Chief Compliance Officer. The interest in personal accounts could be in the form of:

         ANY DIRECT OR INDIRECT BENEFICIAL OWNERSHIP OF ANY SECURITIES OF SUCH ISSUER;

         ANY CONTEMPLATED TRANSACTION BY THE PERSON IN SUCH SECURITIES;

         ANY POSITION WITH SUCH ISSUER OR ITS AFFILIATES; OR



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         ANY PRESENT OR PROPOSED BUSINESS RELATIONSHIP BETWEEN SUCH ISSUER OR
         ITS AFFILIATES AND THE PERSON OR ANY PARTY IN WHICH SUCH PERSON HAS A SIGNIFICANT INTEREST.

7. ACKNOWLEDGMENT AND REPORTING.

         The following reports must be submitted to the Chief Compliance Officer, and the information contained therein must be current as of a date not more than 45 days before such person became a Covered Person (for the purposes of the report in the third paragraph of this Section) or 45 days before the submission date of a report (with respect to the reports in the fourth and fifth paragraphs of this Section):

                  Upon becoming a Covered Person, Eden will provide such Covered Person with a copy of this Code of Ethics. Within 10 days of becoming a Covered Person, such Covered Person must submit to the Chief Compliance Officer an acknowledgement that they have received a copy of this policy, and that they have read and understood its provisions. See Annex A for the Form of Acknowledgement. Thereafter, Eden will promptly provide each Covered Person with any amendments to the Code of Ethics. Within 10 days of receipt of any such amendments, each Covered Person must submit to the Chief Compliance Officer an acknowledgement that they have received a copy of such amendment, and that they have read and understood it.

                  Within 10 days of becoming a Covered Person, all Eden personnel must submit to the Chief Compliance Officer a statement of all securities in which such Covered Person has any direct or indirect beneficial ownership. This statement must include (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each security, (ii) the name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of such Covered Person and (iii) the date of submission by the Covered Person. Such information should be provided on the form attached as Annex B.

                  Within 30 days after the end of each calendar quarter, all Eden personnel must provide information to the Chief Compliance Officer relating to securities transactions executed during the previous quarter for all securities accounts. This statement must include (i) the date of the transaction, (ii) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount of each security, (iii) the nature of the transaction, (iv) the price of the security at which the transaction was effected, (v) the name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of such Covered Person and (vi) the date of submission by the Covered Person. A quarterly report under this Section G(c) will not be required to the extent that such report would duplicate information contained in the account statements already received by Eden, provided Eden receives such account statements within 30 days after the calendar quarter in which the transaction took place. Mr. Antonoff reviews all of Mr. Newar's personal trades.





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                  Each Covered Person shall submit an annual report to the Chief
Compliance Officer showing as of a date no more than 30 days before the report is submitted (1) all holdings in securities in which the person had any direct or indirect beneficial ownership and (2) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person or Related Persons Annex B. Mr. Antonoff reviews Mr. Newar's annual holdings reports.

                           NOTE: COVERED PERSONS SATISFY THIS REQUIREMENT BY CERTIFYING ANNUALLY THAT ALL TRANSACTIONS DURING THE YEAR WERE EXECUTED IN ACCOUNTS FOR WHICH THE CHIEF COMPLIANCE OFFICER RECEIVES PERIODIC STATEMENTS.

                  All Covered Persons are required to certify annually that they have (i) read and understand this policy and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this policy and
(iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics.

8. EXEMPTIONS.

         Purchases or sales of securities which receive the prior approval of the Chief Compliance Officer (upon consultation with an other executive officer as appropriate) may be exempted from certain restrictions if such purchases or sales are not likely to have any economic impact on any client account managed or advised by Eden.

         Sections 5a (Preclearance) and 5b (Blackout Period) shall not apply to any securities transaction, or series of related transactions, involving the greater of an aggregate transaction amount in any one account on any one trade day of 1,000 shares or less in the aggregate of any security as long as the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than US $2 billion ("De Minimus exemption").

9. SANCTIONS.

         The Chief Compliance Officer shall record all violations of this Code of and may impose such sanctions as deemed appropriate, including, among other things, a letter of censure, fine or suspension or termination of the employment of the violator. All Covered Persons are required to promptly report any violations of this Code of Ethics to the Chief Compliance Officer. Perceived violations of the Code of Ethics by the Chief Compliance Officer are to be reported to outside compliance consultants. (Shirkey Consulting: Linda Shirkey:
281.397.9550). Any retaliation for the reporting of a violation under this Code of Ethics will constitute a violation of the Code of Ethics.

10. CONFIDENTIALITY.

         All information obtained from any person pursuant to this policy shall be kept in strict confidence, except that such information will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law, regulation or this policy.




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11. RETENTION OF RECORDS.

         All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this policy and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rule 204-2 under the Advisers Act and Rule 17j-1 under the 1940 Act.

12. AMENDMENTS.

         Unless otherwise noted herein, this policy shall become effective as to all Covered Persons on July 30 2007. This policy may be amended as to Covered Persons from time to time by the Chief Compliance Officer.


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                                    EXHIBIT A

                       EXPLANATION OF BENEFICIAL OWNERSHIP

         You are considered to have "Beneficial Ownership" of Securities if you have or share a direct or indirect "PECUNIARY INTEREST" in the Securities.

         You have a "Pecuniary Interest" in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

         The following are examples of an indirect Pecuniary Interest in
Securities:

         1. Securities held by members of your IMMEDIATE FAMILY sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

                  "Immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

         2. Your interest as a general partner in Securities held by a general or limited partnership.

         3. Your interest as a manager-member in the Securities held by a limited liability company.

         You do NOT have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, UNLESS you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

         The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

          1. Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

          2.      Your ownership of a vested interest in a trust.

          3. Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

THE FOREGOING IS A SUMMARY OF THE MEANING OF "BENEFICIAL OWNERSHIP". FOR PURPOSES OF THE ATTACHED POLICY, "BENEFICIAL OWNERSHIP" SHALL BE INTERPRETED IN THE SAME MANNER AS IT WOULD BE IN DETERMINING WHETHER A PERSON IS SUBJECT TO THE PROVISIONS OF SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS THEREUNDER.




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